Exhibit 99.1

FOR IMMEDIATE RELEASE:

Comverge Announces 50 MW Commercial and Industrial Demand Response

Resource Purchase Agreement with Southern California Edison

East Hanover, NJ: October 18, 2007 – Comverge, Inc. (NASDAQ: COMV), the leading clean capacity provider through demand response and energy efficiency, announced today they have entered into an agreement with Southern California Edison (SCE) to implement a Virtual Peaking Capacity™ (VPC)™ program of up to fifty (50) megawatts. The program will target and utilize demand response resources from SCE’s commercial and industrial customers to provide SCE with firm capacity and energy resources for a term of five (5) years. The contract is pending approval with the California Public Utility Commission.

Under the VPC program, Comverge will build, operate and maintain for the benefit of SCE’s service territory a demand response system to help secure electricity reliability during times of peak demand. This fully outsourced, pay-for-performance program will allow SCE to call upon needed capacity under the contract that can be dispatched throughout SCE’s service territory. This VPC program is designed to grow with the needs of SCE and help make the region’s existing demand response resources more efficient, reliable and environmentally friendly.

“Demand Response is a key clean energy component to any utility’s resource plan,” commented Robert M. Chiste, Chairman, President and Chief Executive Officer. “Our new commercial and industrial program in SCE’s territory will provide a cost-effective and environmentally responsible solution to peaking and emergency energy situations in Southern California. We look forward to working together with SCE and their customers in the region to meet California’s growing capacity needs.”

About Comverge:

Comverge is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost effective basis than conventional alternatives by reducing base load and peak load energy consumption. For more information, visit www.comverge.com. “Virtual Peaking Capacity” and “VPC” are trademarks of Comverge, Inc.

For Comverge Investors:

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance, including projected energy projected reductions in overall energy consumption by utility customers that the company may recognize over the life of the contract described above. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships, and other risks more fully described in our most recently filed Quarterly Report on Form 10-Q and other of the company’s filings with the Securities and Exchange Commission. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:
Investor Relations	Media Relations
Michael Picchi	Chris Neff
Chief Financial Officer	Director of Marketing
770-696-7660, invest@comverge.com	973-947-6064, cneff@comverge.com